UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
Current Report
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Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

April 28, 2017
Date of Report (Date of earliest event reported)

HANCOCK HOLDING COMPANY
(Exact name of registrant as specified in its charter)
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Commission file number : 001-36872

Mississippi	64-0693170
(State of incorporation)	(I.R.S. Employer Identification No.)

One Hancock Plaza
2510 14th Street
Gulfport, Mississippi	39501
(Address of principal executive offices)	(Zip Code)
(228) 868-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement
On April 28, 2017, Whitney Bank (“Whitney”), the bank subsidiary of Hancock Holding Company (the “Company”), entered into a purchase and assumption agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”), as receiver of First NBC Bank (“FNBC”), the banking subsidiary of First NBC Bank Holding Company, pursuant to which Whitney acquired certain assets and liabilities of FNBC from the FDIC.
Under the Agreement, Whitney acquired approximately $1.6 billion in deposits, primarily transaction and savings accounts, and purchased approximately $1.0 billion in cash, securities, loans, and other assets, primarily at book value, for a transaction premium of $35 million.  Under the Agreement, the FDIC made a payment to Whitney Bank of approximately $600 million.  These amounts are subject to adjustments based upon final settlement with the FDIC pursuant to the Agreement.
Under the Agreement, Whitney will continue to operate the former FNBC banking premises for a period of time.  Whitney will have the right for a 90 day period to purchase at fair market value any owned FNBC banking premises (and purchase at fair market value certain related assets) and will have the right for a 60 day period to assume the leases for any leased premises (and purchase at fair market value certain related assets).
The terms of the Agreement require the FDIC to indemnify Whitney against certain liabilities of FNBC and its affiliates not assumed or otherwise purchased by Whitney.  Neither the Company nor Whitney Bank acquired any assets, common stock, preferred stock or debt, or assumed any other obligations, of First NBC Bank Holding Company.
The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated by reference herein.
Item 9.01.     Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

Exhibit 1.1
Purchase and Assumption Agreement, dated as of April 28, 2017, by and among the Federal Deposit Insurance Corporation, Receiver of First NBC Bank, the Federal Deposit Insurance Corporation and Whitney Bank

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK HOLDING COMPANY

By:	/s/ Michael M. Achary
Michael M. Achary
Chief Financial Officer
Date: May 3, 2017

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 1.1
Purchase and Assumption Agreement, dated as of April 28, 2017, by and among the Federal Deposit Insurance Corporation, Receiver of First NBC Bank, the Federal Deposit Insurance Corporation and Whitney Bank